EXHIBIT 99.1

SMTP, Inc. to Acquire GraphicMail and SharpSpring

Accretive and strategic acquisitions will offer marketing automation, email management and email delivery solutions to deliver unrivaled value and performance globally

NASHUA, N.H., August 15, 2014 — SMTP, Inc. (NASDAQ:SMTP), a global provider of email delivery services, today announced the company entered into two separate agreements for the accretive and strategic acquisitions of GraphicMail and SharpSpring, a move that will strengthen SMTP’s position as a leading integrated marketing technology and services provider focused on delivering customer success. SharpSpring is expected to close before the end of August 2014 and GraphicMail is expected to close before the end of December 2014.

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GraphicMail is a privately held, global provider of integrated email solutions that include campaign management, email templates, analytics and advanced email editing capabilities, with over 30,000 customers and 12 international support networks.

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SharpSpring is a privately held, cloud-based marketing automation provider offering a next-generation marketing automation solution rivaling the industry’s top platforms in terms of features, functionality and performance.

“GraphicMail and SharpSpring are both excellent companies that will provide SMTP global distribution and innovative, powerful marketing solutions,” said Jon Strimling, CEO, SMTP, Inc. “When combined with our existing delivery and support capabilities, SMTP will dramatically broaden its product offering and international support network delivering a more robust, comprehensive suite of affordable marketing tools and delivery services to effectively connect with customers.

“From a customer perspective, the future integration of these companies will not only strengthen SMTP’s offering, it will also significantly enhance both our competitive position and our growth prospects,” continued Strimling. “From an investor’s perspective, we anticipate these acquisitions to catapult us from $6 million in revenue with modest growth to more than $10 million in revenue with a greatly accelerated growth trajectory. After closing, we expect these acquisitions to provide significant long-term strategic benefits.”

GraphicMail: http://www.graphicmail.com

GraphicMail is a profitable provider of integrated email solutions, with global distribution that generated approximately $4 million in annual revenues in 2013 (on an unaudited basis). GraphicMail offers campaign management tools, email templates and analytics, as well as mobile and social media marketing tools that integrate seamlessly with email marketing initiatives. In addition, GraphicMail offers localized content and local representation in fourteen geographic regions worldwide.

SMTP is purchasing GraphicMail for $5.2 million in equal amounts of cash and stock. The transaction also includes an additional $0.6 million earn-out tied to achieving 10 percent growth in 2014 and 20 percent growth in 2015, as well other target goals.

“GraphicMail is dedicated to providing our customers with powerful, easy-to-use, highly effective email marketing tools,” said Nicholas Eckert, CEO of GraphicMail. “SMTP’s expertise in high-volume email deliverability and customer support are an excellent complement to our offerings. We are very excited to join forces with SMTP to help organizations around the world achieve effective, successful email marketing campaigns.”

SharpSpring: http://www.sharpspring.com

SharpSpring represents the next generation in value-driven marketing automation. SharpSpring provides the key functions of Marketo, Hubspot and Act-On with simplified user interfaces at an affordable price point.

SMTP is purchasing SharpSpring for $5 million in cash and a $10 million earn-out, which is tied to achieving aggressive growth targets. The earn-out “payable in cash and stock” requires that SharpSpring scales rapidly from its launch this year to approximately $5 million in annualized recurring revenues by the end of 2015.

“At SharpSpring, we believe in the democratization of business innovation,” said Rick Carlson, CEO of SharpSpring. “We are driven to empower businesses with the easiest to use and most affordable marketing tools possible. Joining SMTP will enable us to help our customers successfully meet their marketing objectives by providing robust scalability and support in the area of email delivery. We consider it a win for us and for our customers, and are very pleased to join SMTP.”

Conference Call

SMTP management will discuss these transactions on its previously scheduled, second quarter 2014 earnings conference call on August 15, 2014 at 8:30 a.m. EDT. Interested parties can dial 877-407-8133 to participate in the live call. The call will also be broadcasted online as a listen-only webcast on the investor relations section of SMTP’s website at www.investors.smtp.com. The webcast will be archived on the company’s website for 90 days.

About SMTP, Inc.

SMTP (NASDAQ: SMTP) is a leading provider of services to facilitate email delivery, with a focus on marketing email delivery, but also supporting bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. SMTP, Inc. is a dividend-paying, publicly-traded company headquartered in Nashua, New Hampshire and can be found on the web at http://www.smtp.com.

To download SMTP’s investor relations app, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

Investor Relations Contacts:

Jeffrey Goldberger / Rob Fink
KCSA Strategic Communications
P: 212-896-1249 / 212-896-1206
Email: jgoldberger@kcsa.com / rfink@kcsa.com

Media Contacts:

Paula Slotkin / Tim Allik

Slotkin Communications

P: 781-248-9696 / 508-310-3876

Email: smtp@slotkincommunications.com